November 1, 2010

Mr. Max Webb

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	AFS SenSub Corp. (the “Registrant”)

Form S-3 Shelf Registration Statement (the “Registration Statement”)

Dear Mr. Webb:

Enclosed is a courtesy copy of the Registration Statement referred to above including (i) a clean version of the Registration Statement filed on October 29, 2010, and (ii) a blackline of the Registration Statement against the current Regulation AB compliant shelf registration statement for AFS SenSub Corp. that became effective on November 7, 2010, Registration No. 333-146701. Please note that the Registration Statement has been prepared in accordance with the Plain English Disclosure Rules and Regulation AB.

This initial filing states that the amount to be registered is $11,204,596,914.45. We will file an amendment to the Registration Statement prior to its effectiveness that will increase the amount of registered securities.

We understand that General Instruction I.A.4. to Form S-3 requires that to the extent a depositor or any issuing entity previously established by the depositor or an affiliate of the depositor has been subject to the filing requirements of section 12 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the twelve calendar months immediately preceding the filing of the Registration Statement that “such depositor and each such issuing entity must have filed all material required to be filed regarding such asset-backed securities pursuant to section 13, 14 or 15(d) of the Exchange Act for such period.” Attached hereto as Annex I, please find a list outlining each relevant issuing entity established by the Registrant and its affiliates that was required to make any such filings since October 1, 2009, the CIK number for such issuing entity, the required filings for each issuing entity (filed since October 2009) and the date of each such filing. On behalf of the Registrant, we hereby confirm that all such filings were made within the required reporting periods set forth in the Exchange Act.

Attached hereto as Annex II, please find an example of the form of Static Pool Information that AmeriCredit Financial Services Inc. (the servicer) will post on its website in compliance with Item 1105 of Regulation AB.

Mr. Max Webb

November 1, 2010

We would appreciate notice as to whether the Commission will conduct a review of this Registration Statement and, if so, the type of review and the name of the individual at the Commission who will be assigned the Registration Statement.

If you have any questions or comments regarding this Registration Statement, please contact our counsel at Katten Muchon Rosenman LLP, Prachi Shah or John P. Keiserman at (212) 940-8800.

Sincerely,

/s/ Frank E. Brown III

Frank E. Brown III, Esq.
Vice President, Associate Counsel, Assistant Secretary

cc:	Daniel E. Berce

Chris. A. Choate

Chris DiAngelo, Esq.

John P. Keiserman, Esq.

Prachi Shah, Esq.

Annex I

Issuing Entity	CIK	Required Filing	Date Filed
AmeriCredit Prime Automobile Receivables Trust

2009-1	0001475748	424B3 (Preliminary Prospectus)	10-30-2009

		FWP (Free Writing Prospectus)	11-2-2009

		424B5 (Prospectus)	11-3-2009

		305B2 (Trust Indenture Act)	11-3-2009

		8-K (Legal Opinions)	11-10-2009

		8-K (Post Closing)	11-6-2009

		10-D (Periodic Report)	12-10-2009

		10-D (Periodic Report)	1-11-2010

		15-15D (Suspension of Duty to File)	1-15-2010

		10-K (Annual Report)	3-26-2010

AmeriCredit Automobile Receivables Trust

2009-1	0001467446	10-D (Periodic Report)	10-13-2009

		10-D (Periodic Report)	11-10-2009

		10-D (Periodic Report)	12-10-2009

		10-D (Periodic Report)	1-11-2010

		15-15D (Suspension of Duty to File)	1-15-2010

		10-K (Annual Report)	3-26-2010

2010-1	0001482783	424B3 (Preliminary Prospectus)	2-1-2010

		424B3 (Preliminary Prospectus)	2-4-2010

		FWP (Free Writing Prospectus)	2-5-2010

		424B5 (Prospectus)	2-8-2010

Issuing Entity	CIK	Required Filing	Date Filed

		305B2 (Trust Indenture Act)	2-8-2010

		8-K (Legal Opinions)	2-12-2010

		8-K (Post Closing)	2-17-2010

		10-D (Periodic Report)	3-10-2010

		10-D (Periodic Report)	4-12-2010

		10-D (Periodic Report)	5-10-2010

		10-D (Periodic Report)	6-10-2010

		10-D (Periodic Report)	7-12-2010

		10-D (Periodic Report)	8-10-2010

		10-D (Periodic Report)	9-10-2010

		10-D (Periodic Report)	10-12-2010

2010-A	0001488112	424B3 (Preliminary Prospectus)	3-26-2010

		424B5 (Prospectus)	3-29-2010

		305B2 (Trust Indenture Act)	3-30-2010

		8-K (Legal Opinions)	3-31-2010

		8-K (Post Closing)	4-6-2010

		10-D (Periodic Report)	5-10-2010

		10-D (Periodic Report)	6-10-2010

		10-D (Periodic Report)	7-12-2010

		10-D (Periodic Report)	8-10-2010

		10-D (Periodic Report)	9-10-2010

		10-D (Periodic Report)	10-12-2010

2010-2	0001491692	424B3 (Preliminary Prospectus)	5-11-2010

		305B2 (Trust Indenture Act)	5-12-2010

Issuing Entity	CIK	Required Filing	Date Filed

		FWP (Free Writing Prospectus)	5-14-2010

		424B5 (Prospectus)	5-17-2010

		8-K (Legal Opinions)	5-20-2010

		8-K (Post Closing)	5-25-2010

		10-D (Periodic Report)	6-10-2010

		10-D (Periodic Report)	7-12-2010

		10-D (Periodic Report)	8-10-2010

		10-D (Periodic Report)	9-10-2010

		10-D (Periodic Report)	10-12-2010

2010-B	0001498672	424B3 (Preliminary Prospectus)	8-10-2010

		FWP (Free Writing Prospectus)	8-12-2010

		424B5 (Prospectus)	8-13-2010

		FWP (Free Writing Prospectus)	8-13-2010

		305B2 (Trust Indenture Act)	8-16-2010

		8-K (Legal Opinions)	8-19-2010

		8-K (Post Closing)	8-24-2010

		10-D (Periodic Report)	9-10-2010

		10-D (Periodic Report)	10-12-2010

2010-3	0001501258	424B3 (Preliminary Prospectus)	9-14-2010

		424B3 (Preliminary Prospectus)	9-14-2010

		FWP (Free Writing Prospectus)	9-14-2010

		FWP (Free Writing Prospectus)	9-15-2010

		FWP (Free Writing Prospectus)	9-15-2010

		FWP (Free Writing Prospectus)	9-15-2010

Issuing Entity	CIK	Required Filing	Date Filed

		305B2 (Trust Indenture Act)	9-16-2010

		424B5 (Prospectus)	9-16-2010

		8-K (Statistical Information)	9-23-2010

		8-K (Legal Opinions)	9-23-2010

		8-K (Post Closing)	9-28-2010

		10-D (Periodic Report)	10-12-2010

Annex II

Securitization Program Static Pool Reporting For Regulation AB

Table of Contents

I.	Securitization and Static Pool Definitions

II.	Summary Information for Original Pool Characteristics

III.	Distribution of Automobile Loan Contracts by Geographic Location of Obligor

IV.	Distribution of the Automobile Loan Contracts by APR

V.	Credit Bureau Score Distribution

VI.	AmeriCredit (ACF) Custom Score Distribution

VII.	Losses (Liquidated Receivables, Liquidation Proceeds, Net Liquidated Receivables, and Cumulative Net Liquidated Receivables Percentage)

VIII.	Prepayment Speed

IX.	Delinquent Contracts (31-60 day delinquency, 61-90 day delinquency and 90+ day delinquency)

Securitization and Static Pool Definitions

Securitization Types –

•

Financial Guaranteed Insurance transactions – transactions containing a financial guaranty insurance policy that guarantees the timely payment of interest and the ultimate payment of principal due on the asset backed securities.

•

Senior Subordinate transactions – transactions that contain subordinate asset-backed securities to provide credit enhancement for the senior asset-backed securities. Such subordinate securities will incur losses before the more senior securities.

Pre-Funding – The practice of delivering less automobile loan contracts to the Issuing Entity than are initially required for the asset-backed security classes issued by the Issuing Entity at closing with the intent of delivering the additional required automobile loan contracts within a specified period of time. The proceeds from the pre-funded portion are held in an escrow account until additional automobile loan contracts are delivered to the Issuing Entity. The use of pre-funded securitizations allows the Sponsor to lock in borrowing costs with respect to the automobile loan contracts subsequently sold/pledged to the Issuing Entity. If all of the monies held in the pre-fund account are not used to purchase additional automobile loan contracts by the end of the specified period these funds will be used to pay principal on the asset-backed securities.

Revolving Transaction – A transaction denoted using a “R” in the naming convention. This type of transaction allows the Issuing Entity to replace receivables as they amortize down rather than paying down the outstanding debt balance for a period of time subject to compliance with certain covenants.

Issuing Entity – This column denotes the “name” of the transaction. The naming convention is as follows: The year (ex. 2003) in which the transaction was completed. For Financial Guaranteed Insurance deals, a letter is used to identify the series of the year (e.g. the first deal of the year is denoted with an A, the second with a B, etc.). The final letter in the name represents the insurance provider utilized in the transaction (A = Ambac, M = MBIA, F = FSA, X = XL Capital, G = Financial Guaranty Insurance Co.). For Senior Subordinate transactions, the same naming convention is utilized, however, instead of a letter for the series, the year the transaction is completed is followed by a numerical character (e.g. the first deal of the year is denoted with a 1, the second a 2, etc.)

Delivery – Pre-funding creates multiple deliveries of automobile loan contracts to one transaction. This column lists all of the deliveries in date order.

Cut Date – This column lists the date upon which automobile loan contracts were pledged/sold to the Issuing Entity , thus cash collections from this date forward belong to the Issuing Entity. Each Delivery will have its own Cut Date.

Close Date – This column lists the date upon which the actual transfer of automobile loan contracts to the Issuing Entity occurs and funds are released to the Sponsor for such automobile loan contracts. Bondholder interest begins to accrue on this date. Each Delivery will have its own Close Date.

Cut Date WAC – This column represents the weighted average coupon rate of the pool of automobile loan contracts at the Cut Date.

Original WAM – This column represents the weighted average original maturity of the pool of automobile loan contracts measured in months as of the contract origination date.

Cut Date WAM – This column represents the weighted average maturity of the pool of automobile loan contracts measured in months as of the Cut Date.

Credit Bureau (“CB”) Score – A statistically based score (sometimes referred to as FICO score) generated by credit reporting agencies. AmeriCredit utilizes TransUnion, Equifax or Experian credit reports depending on the location of the obligor

ACF Score – Proprietary credit score, scaled from 135 to 320, developed and utilized by the Sponsor to support the credit approval and pricing process.

Insurance Provider – Entity providing the financial guaranty insurance policy on Financial Guaranty Insurance transactions. Providers utilized are listed below:

AGM – Assured Guaranty Municipal Corp. (f/k/a Financial Security Assurance Inc. (FSA))

MBIA – MBIA Insurance Corporation

Syncora – Syncora Guarantee Inc. (f/k/a XL Capital Assurance Inc. (XLCA))

Ambac – Ambac Assurance Corporation

FGIC – Financial Guaranty Insurance Co.

OC (Overcollateralization) – A form of credit enhancement that is created by the delivery of more automobile loan contracts to the Issuing Entity than securities issued by the Issuing Entity. Initial OC – level of overcollateralization required at the initial Close Date. Target OC – level of overcollateralization required to build in the Issuing Entity prior to the release of any excess cash to the Sponsor.

Liquidated Receivable – A receivable (i) as to which 90 days have elapsed since the servicer repossessed the financed vehicle provided, however, that in no case shall 10% or more of a scheduled receivables payment have become 210 or more days delinquent in the case of a repossessed financed vehicle, (ii) as to which the servicer has determined in good faith that all amounts it expects to recover have been received, (iii) as to which 10% or more of a scheduled receivables payment shall have become 120 or more days delinquent, except in the case of a repossessed financed vehicle, (iv) any cram down loss associated with such receivable.

Liquidation Proceeds – With respect to a Liquidated Receivable, all amounts realized with respect to such receivable, net of (i) reasonable expenses incurred by the servicer in connection with the collection of such receivable and the repossession and disposition of the financed vehicle and (ii) amounts that are required to be refunded to the obligor on such receivable.

Net Liquidated Receivables – The positive difference between (i) the aggregate principal balance of all Liquidated Receivables minus (ii) Liquidation Proceeds received with respect to the Receivables described in clause (i).

Delinquent Receivable – A Receivable with respect to which 10% or more of a scheduled payment is (31-60) days past due or (61-90) days past due or (91+) days past due (excluding (i) receivables which the servicer has repossessed the related financed vehicle and (ii) receivables which have become Liquidated Receivables).

Summary Information for Original Pool Characteristics

Issuing Entity	Delivery	Cut Date	Close Date	Pool Assets			Cut Date WAC	Original WAM	Cut Date WAM	CB Score	ACF Score	Insurance Provider	Initial OC	Target OC	Spread %	Depositor	Servicer	Trustee	Back- up Servicer
				Count	Balance	Avg				Weighted AVG	Weighted AVG

Distribution of the Automobile Loan Contracts by Geographic Location of the Obligor in Units

State	2005-CF		2005-DA		2006-1		2006-RM		2006-AF		2006-BG		2007-AX		2007-BF		2007-CM		2007-DF
	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total
AK
AL
AR
AZ
CA
CO
CT
DE
FL
GA
HI
IA
ID
IL
IN
KS
KY
LA
MA
MD
ME
MI
MN
MO
MS
MT
NC
ND
NE
NH
NJ
NM
NV
NY
OH
OK
OR
PA
RI
SC
SD
TN
TX
UT
VA
VT
WA
WI
WV
WY
Other

Total

Distribution of the Automobile Loan Contracts by Geographic Location of the Obligor in Units

Distribution of the Automobile Loan Contracts by Geographic Location of the Obligor in Units

	2008-AF		2008-1		2008-2		2009-1		2010-1		2010-A		2010-2		2010-B		2010-3
State	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total
AK
AL
AR
AZ
CA
CO
CT
DE
FL
GA
HI
IA
ID
IL
IN
KS
KY
LA
MA
MD
ME
MI
MN
MO
MS
MT
NC
ND
NE
NH
NJ
NM
NV
NY
OH
OK
OR
PA
RI
SC
SD
TN
TX
UT
VA
VT
WA
WI
WV
WY
Other

Total

Distribution of the Automobile Loan Contracts by Geographic Location of the Obligor in Units

10/28/2010

Distribution of the Automobile Loan Contracts by Geographic Location of the Obligor in Units

	2005-CF		2005-DA		2006-1		2006-RM		2006-AF		2006-BG		2007-AX		2007-BF		2007-CM		2007-DF
State	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total
AK
AL
AR
AZ
CA
CO
CT
DE
FL
GA
HI
IA
ID
IL
IN
KS
KY
LA
MA
MD
ME
MI
MN
MO
MS
MT
NC
ND
NE
NH
NJ
NM
NV
NY
OH
OK
OR
PA
RI
SC
SD
TN
TX
UT
VA
VT
WA
WI
WV
WY
Other

Total

Distribution of the Automobile Loan Contracts by Geographic Location of the Obligor in Units

	2008-AF		2008-1		2008-2		2009-1		2010-1		2010-A		2010-2		2010-B		2010-3
State	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total
AK
AL
AR
AZ
CA
CO
CT
DE
FL
GA
HI
IA
ID
IL
IN
KS
KY
LA
MA
MD
ME
MI
MN
MO
MS
MT
NC
ND
NE
NH
NJ
NM
NV
NY
OH
OK
OR
PA
RI
SC
SD
TN
TX
UT
VA
VT
WA
WI
WV
WY
Other

Total

Distribution of the Automobile Loan Contracts by APR in Units

Range	2005-CF		2005-DA		2006-1		2006-RM		2006-AF		2006-BG		2007-AX		2007-BF		2007-CM		2007-DF
	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total
<6.00%
6.00%-6.99%
7.00%-7.99%
8.00%-8.99%
9.00%-9.99%
10.00%-10.99%
11.00%-11.99%
12.00%-12.99%
13.00%-13.99%
14.00%-14.99%
15.00%-15.99%
16.00%-16.99%
17.00%-17.99%
18.00%-18.99%
19.00%-19.99%
20.00%-20.99%
21.00%-21.99%
22.00%-22.99%
23.00%-23.99%
24.00%-24.99%
25.00%-25.99%
26.00%-26.99%
27.00%-27.99%
28.00%-28.99%
29.00%-29.99%
>30.00%

Total

Distribution of the Automobile Loan Contracts by APR in Units

	2008-AF		2008-1		2008-2		2009-1		2010-1		2010-A		2010-2		2010-B		2010-3
Range	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total	Units	% Total
<6.00%
6.00%-6.99%
7.00%-7.99%
8.00%-8.99%
9.00%-9.99%
10.00%-10.99%
11.00%-11.99%
12.00%-12.99%
13.00%-13.99%
14.00%-14.99%
15.00%-15.99%
16.00%-16.99%
17.00%-17.99%
18.00%-18.99%
19.00%-19.99%
20.00%-20.99%
21.00%-21.99%
22.00%-22.99%
23.00%-23.99%
24.00%-24.99%
25.00%-25.99%
26.00%-26.99%
27.00%-27.99%
28.00%-28.99%
29.00%-29.99%
>30.00%

Total

Distribution of the Automobile Loan Contracts by APR in Dollars

Range	2005-CF		2005-DA		2006-1		2006-RM		2006-AF		2006-BG		2007-AX		2007-BF		2007-CM		2007-DF
	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total
Less than 6.00%
6.00%-6.99%
7.00%-7.99%
8.00%-8.99%
9.00%-9.99%
10.00%-10.99%
11.00%-11.99%
12.00%-12.99%
13.00%-13.99%
14.00%-14.99%
15.00%-15.99%
16.00%-16.99%
17.00%-17.99%
18.00%-18.99%
19.00%-19.99%
20.00%-20.99%
21.00%-21.99%
22.00%-22.99%
23.00%-23.99%
24.00%-24.99%
25.00%-25.99%
26.00%-26.99%
27.00%-27.99%
28.00%-28.99%
29.00%-29.99%
Greater than 30.00%

Total

Distribution of the Automobile Loan Contracts by APR in Dollars

Range	2008-AF		2008-1		2008-2		2009-1		2010-1		2010-A		2010-2		2010-B		2010-3
	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total	$	% Total
Less than 6.00%
6.00%-6.99%
7.00%-7.99%
8.00%-8.99%
9.00%-9.99%
10.00%-10.99%
11.00%-11.99%
12.00%-12.99%
13.00%-13.99%
14.00%-14.99%
15.00%-15.99%
16.00%-16.99%
17.00%-17.99%
18.00%-18.99%
19.00%-19.99%
20.00%-20.99%
21.00%-21.99%
22.00%-22.99%
23.00%-23.99%
24.00%-24.99%
25.00%-25.99%
26.00%-26.99%
27.00%-27.99%
28.00%-28.99%
29.00%-29.99%
Greater than 30.00%

Total

Credit Bureau Score Distribution*

	2005-CF	2005-DA	2006-1	2006-RM (Revolving)	2006-AF	2006-BG	2007-AX	2007-BF	2007-CM	2007-DF	2008-AF	2008-1	2008-2	2009-1	2010-1	2010-A	2010-2	2010-B	2010-3
<540
540 - 599
600 - 659
660 +
Unavailable**

*Credit Bureau scores utlized are Transunion, Equifax or Experian depending on location of obligor
** Credit Bureau Score unavailable for some accounts in certain securitization pools	39,546,697,635	10/28/2010

AmeriCredit Custom (ACF) Score Distribution*

	2005-CF	2005-DA	2006-1	2006-RM (Revolving)	2006-AF	2006-BG	2007-AX	2007-BF	2007-CM	2007-DF	2008-AF	2008-1	2008-2	2009-1	2010-1	2010-A	2010-2	2010-B	2010-3
<215
215 - 224
225 - 244
245 - 259
260+

* AmeriCredit score distributions are determined at the time the automobile loan contracts are delivered to the securitization trust.	39,546,697,635	10/28/2010

Liquidated Receivables in Dollars

September 30, 2010

				Revolving	Amortizing
Months	2005-CF	2005-DA	2006-1	2006-RM	2006-RM	2006-AF	2006-BG	2007-AX	2007-BF	2007-CM	2007-DF	2008-AF	2008-1	2008-2	2009-1	2010-1	2010-A	2010-2	2010-B	2010-3
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Liquidation Proceeds in Dollars

September 30, 2010

				Revolving	Amortizing
Months	2005-CF	2005-DA	2006-1	2006-RM	2006-RM	2006-AF	2006-BG	2007-AX	2007-BF	2007-CM	2007-DF	2008-AF	2008-1	2008-2	2009-1	2010-1	2010-A	2010-2	2010-B	2010-3
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Net Liquidated Receivables in Dollars

September 30, 2010

				Revolving	Amortizing
Months	2005-CF	2005-DA	2006-1	2006-RM	2006-RM	2006-AF	2006-BG	2007-AX	2007-BF	2007-CM	2007-DF	2008-AF	2008-1	2008-2	2009-1	2010-1	2010-A	2010-2	2010-B	2010-3
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Cumulative Net Liquidated Receivables Percentage

September 30, 2010

				Revolving	Amortizing
Months	2005-CF	2005-DA	2006-1	2006-RM	2006-RM	2006-AF	2006-BG	2007-AX	2007-BF	2007-CM	2007-DF	2008-AF	2008-1	2008-2	2009-1	2010-1	2010-A	2010-2	2010-B	2010-3
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Prepayment Speed

September 30, 2010

				Revolving	Amortizing
Months	2005-CF	2005-DA	2006-1	2006-RM	2006-RM	2006-AF	2006-BG	2007-AX	2007-BF	2007-CM	2007-DF	2008-AF	2008-1	2008-2	2009-1	2010-1	2010-A	2010-2	2010-B	2010-3
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Delinquent Contracts 31-60 Days Past Due

September 30, 2010

							Revolving		Amortizing
Months	2005-CF		2005-DA		2006-1		2006-RM		2006-RM		2006-AF
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Months	2006-BG		2007-AX		2007-BF		2007-CM		2007-DF
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Delinquent Contracts 31-60 Days Past Due

September 30, 2010

	2008-AF		2008-1		2008-2		2009-1		2010-1		2010-A		2010-2		2010-B		2010-3
Months	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Delinquent Contracts 31-60 Days Past Due

September 30, 2010

				Revolving	Amortizing
Months	2005C-F	2005D-A	2006-1	2006R-M	2006R-M	2006A-F	2006B-G	2007A-X	2007B-F	2007C-M	2007D-F	2008A-F	2008-1	2008-2	2009-1	2010-1	2010-A	2010-2	2010-B	2010-3
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Delinquent Contracts 61-90 Days past due

September 30, 2010

							Revolving		Amortizing
Months	2005-CF		2005-DA		2006-1		2006-RM		2006-RM		2006-AF
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Months	2006-BG		2007-AX		2007-BF		2007-CM		2007-DF
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Delinquent Contracts 61-90 Days past due

September 30, 2010

	2008-AF		2008-1		2008-2		2009-1		2010-1		2010-A		2010-2		2010-B		2010-3
Months	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Delinquent Contracts 61-90 Days Past Due

September 30, 2010

				Revolving	Amortizing
Months	2005-CF	2005-DA	2006-1	2006-RM	2006-RM	2006-AF	2006-BG	2007-AX	2007-BF	2007-CM	2007-DF	2008-AF	2008-1	2008-2	2009-1	2010-1	2010-A	2010-2	2010-B	2010-3
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Delinquent Contracts 91+ Days past due

September 30, 2010

							Revolving		Amortizing
Months	2005-CF		2005-DA		2006-1		2006-RM		2006-RM		2006-AF
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Months	2006-BG		2007-AX		2007-BF		2007-CM		2007-DF
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Delinquent Contracts 91+ Days past due

September 30, 2010

	2008-AF		2008-1		2008-2		2009-1		2010-1		2010-A		2010-2		2010-B		2010-3
Months	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65

Delinquent Contracts 91+ Days past due

September 30, 2010

				Revolving	Amortizing
Months	2005-CF	2005-DA	2006-1	2006-RM	2006-RM	2006-AF	2006-BG	2007-AX	2007-BF	2007-CM	2007-DF	2008-AF	2008-1	2008-2	2009-1	2010-1	2010-A	2010-2	2010-B	2010-3
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65